UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2009

Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Waterside Drive, Suite 200, Norfolk, Virginia 23510

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Today, June 24, 2009, Scott C. Harvard provided notice of his intent to resign as an employee and officer of Hampton Roads Bankshares, Inc. (the “Company”) and its subsidiaries, including as Executive Vice President for Delmarva Operations and a Member of the Interim Office of the Chief Executive of the Company.

Item 8.01	Other Events.

On June 18, 2009 (the “Execution Date”), the Company entered into a Settlement and Release Agreement (the “Agreement”) with Stifel, Nicolas & Company, Inc. (“Stifel”), which stipulates that Stifel will dismiss with prejudice its pending legal proceeding against Gateway Financial Holdings, Inc. (“Gateway”) upon receipt of the consideration due under the Agreement. The Company is required to pay Stifel $1,000,000 by wire transfer within (5) calendar days of the Execution Date. A substantial majority of this amount had been previously accrued in prior quarters.

The proceeding (the “Proceeding”) arose out of a dispute related to the engagement (the “Engagement”) of Stifel by Gateway wherein Stifel alleges that Gateway owed a fee to Stifel for investment banking services provided in connection with Gateway’s offer and sale of 37,550 shares of its Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock for an aggregate consideration of $37.55 million. The Company became a party to the dispute through its assumption of all of Gateway’s liabilities in connection with the Company’s acquisition of Gateway via its merger with and into the Company on December 31, 2008.

Stifel has also agreed to release Gateway and the Company and any related affiliates from any and all claims or causes of action arising out of the Proceeding and the Engagement. The Company grants a similar release to Stifel under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: June 24, 2009	By:	/s/ Douglas J. Glenn
Douglas J. Glenn
Executive Vice President,
Chief Operating Officer,
General Counsel and Member of the Interim Office of the Chief Executive